Exhibit 99.1

Unaudited Pro Forma Condensed Combined Statement of Earnings

Basis of Presentation

On February 28, 2014 (the “Closing Date”), Wesco Aircraft Holdings, Inc. (“Wesco”) completed its acquisition of Haas Group Inc. (“Haas”) for a purchase price of approximately $560.2 million (which amount has been adjusted to reflect certain working capital and other purchase price adjustments) in cash, pursuant to the Agreement and Plan of Merger, which Wesco entered into with Haas and Flyer Acquisition Corp., a wholly owned subsidiary of Wesco, on January 30, 2014, as amended. The purchase price is subject to additional purchase price adjustments for cash, working capital, debt, transaction expenses and certain other matters. The acquisition of Haas was financed through a combination of a new $525.0 million term loan B facility (the “Term Loan B Facility”), cash on hand and drawings under Wesco’s existing revolving facility (the “Revolving Facility”).  As a result of the acquisition, Haas became a wholly owned subsidiary of Wesco.

The unaudited pro forma condensed combined statement of earnings for the six months ended March 31, 2014 give effect to the acquisition and related financing transactions as if they had occurred on October 1, 2013.

Wesco’s fiscal year ends on September 30, while Haas’ year ends on December 31.  The unaudited pro forma combined statement of earnings for the six months ended March 31, 2014 combines Wesco’s historical unaudited consolidated statement of earnings for the six months ended March 31, 2014 with Haas’ historical unaudited consolidated statement of operations for the five months ended February 28, 2014. The financial results for Haas for the month ended March 31, 2014 are included in the Wesco consolidated statement of earnings for the six months ended March 31, 2014.

The following unaudited pro forma condensed combined financial information is derived from the historical consolidated financial information of Wesco and Haas, adjusted to give effect to the completed acquisition, including the financing of the acquisition through the entry into the Term Loan B Facility, the use of cash on hand and borrowings under the Revolving Facility, in each case, reflecting the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information.  The unaudited pro forma condensed combined statement of earnings, including the notes thereto, should be read in conjunction with the historical financial statements of (i) Wesco, which are included in its Quarterly Reports on Form 10-Q for the six months ended March 31, 2014, and (ii) Haas, which are included in its consolidated audited financial statements for years ended December 31, 2013 and 2012, which are included as Exhibit 99.1 to Wesco’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on May 22, 2014.

The pro forma adjustments are preliminary and have been made solely for informational purposes. The actual results reported by Wesco in periods following the acquisition may differ significantly from those reflected in this unaudited pro forma condensed combined statement of earnings for a number of reasons, including but not limited to, cost savings from operating efficiencies, synergies and the impact of the incremental costs incurred in integrating the two companies. As a result, the pro forma condensed combined financial information is not intended to represent and does not purport to be indicative of what the combined company’s financial condition or results of operations would have been had the acquisition and the related financing transactions been completed on the date of this pro forma condensed consolidated financial information. In addition, this pro forma condensed combined financial information does not purport to project the future financial condition and results of operations of the combined company.

No effect has been given in the unaudited pro forma condensed combined statement of earnings for operating benefits that may be realized through the combination of the entities (except to the extent such benefits were recognized during the period from March 1, 2014 through March 31, 2014) and the elimination of non-recurring items such as certain non-recurring executive compensation and other corporate costs that Wesco does not expect to incur after taking control of Haas.

The acquisition is accounted for using the purchase method of accounting whereby the assets acquired and liabilities assumed as of the Closing Date, including identifiable intangible assets, are recorded at their estimated fair value. The excess of the consideration transferred over the fair value of the identifiable assets acquired and liabilities assumed is recognized as goodwill.

The accompanying unaudited pro forma condensed combined statement of earnings have been prepared based on preliminary assessments of the fair values of the assets acquired and the liabilities assumed. The final allocation of that consideration will be determined after the fair values of Haas’ tangible assets, identifiable intangible assets and liabilities as of the effective time of the acquisition are determined. The finalization of the purchase accounting assessment may result in changes in the valuation of assets and liabilities acquired which could change the amortization of intangibles to be different from those reflected in the pro forma company’s combined financial statements subsequent to the acquisition.

Unaudited Pro Forma Condensed Combined Statement of Earnings

For the six months ended March 31, 2014

(In thousands, except per share data)

	Historical
	Wesco Aircraft Six months ended March 31, 2014	Haas Group Inc. Five months ended February 28, 2014	Pro Forma Adjustments		Pro Forma
Net sales	$552,082	$244,627	$—		$796,709
Cost of Sales	374,935	188,362	(1,250)	c	562,047
Gross profit	177,147	56,265	1,250		234,662
Selling, general, administrative, depreciation and amortization expenses	94,012	74,184	(37,538)	a	—
	—	—	(263)	f	—
	—	—	800	d	—
	—	—	135	b	131,330
Income from operations	83,135	(17,919)	38,116		103,332
Interest expense, net	(10,055)	(7,785)	(477)	e	(18,317)
Other income (expense), net, including equity affiliate income	774	84	—		858
Income before income taxes	73,854	(25,620)	37,639		85,873
Provision for income taxes	(25,172)	(1,551)	(4,462)	g	(31,185)
Net income	$48,682	$(27,171)	$33,177		$54,688

Basic	$0.51				$0.57

Diluted	$0.50				$0.56

Shares used in the per share calculations:
Basic	95,223				95,223

Diluted	97,298				97,298

See accompanying notes to the unaudited pro forma condensed combined statement of earnings

Notes to the Unaudited Pro Forma Combined Consolidated Statement of Earnings

(Dollar amounts in thousands, except share and per share amounts)

The effective date of the acquisition is assumed to be October 1, 2013 for purposes of preparing the unaudited pro forma condensed combined statements of earnings. See also “Unaudited Pro Forma Condensed Combined Statement of Earnings — Basis of Presentation” for further information.

Pro Forma Adjustments

(a) Transaction Cost/Selling, General and Administrative Expenses

The pro forma adjustment to selling, general and administrative expenses of $37,538 includes the reversal of Wesco’s and Haas’ acquisition-related expenses recorded during the six months ended March 31, 2014. These costs include, management fees, legal costs, accounting costs, and other advisory fees paid to third parties related to the marketing and closing of the transaction.  These costs have been excluded from the unaudited pro forma condensed combined statement of earnings as they are nonrecurring charges that are directly attributable to the transaction.

(b) Amortization of Intangibles

The acquisition of Haas by Wesco is being treated as a purchase with Wesco as the accounting acquirer in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805 “Business Combinations.” Accordingly, Wesco will recognize identifiable assets acquired and liabilities assumed at fair value.

As of the date of the Current Report on Form 8-K to which this Exhibit 99.1 is a part, management has used draft third party valuations and other information to complete the preliminary valuation of such assets and liabilities. Accordingly, the preliminary purchase price allocation used for the purpose of this unaudited pro forma financial information has been allocated on a preliminary basis using financial information as of February 28, 2014.

Wesco is in the process of evaluating the fair value of tangible and intangible assets acquired and liabilities assumed which will be based on independent appraisals and estimates by management and will be finalized prior to the filing of its Annual Report on Form 10-K for the year ended September 30, 2014. Therefore, the purchase price allocation is subject to adjustment, and such adjustments could result in material differences in the amortization and depreciation amounts presented.

As part of its preliminary assessment of the purchase price accounting for Haas, Wesco has identified on a preliminary basis the following significant identifiable intangible assets and assessed their preliminary fair values and estimated useful lives as follows:

Customer relationships — Haas’ operations are characterized by contractual arrangements with customers for chemical supply chain management services and distribution. The separately identifiable intangible asset reflects the estimated value that is attributable to the existing contractual arrangement and the value that is expected from the on-going relationship beyond the existing contractual period.

Technology — Haas provides customers with its chemical supply chain management system, tcmIS. This internet-based technology platform integrates with both customers’ and suppliers’ enterprise resource planning and accounting systems, and allows customers to automate transactions, and capture all purchasing, usage, process and operating data as they are created. The separately identifiable intangible asset reflects the estimated value that is attributable to the existing software and the value that is expected from its estimated useful life.

Trademark — Haas markets all of its products under the Haas trade names and is expected to continue to do so as it has a significant amount of business to business contracts under its trademark “Haztrack.” The separately identifiable intangible asset reflects the estimated value that is attributable to the trademark and the value that is expected from its estimated useful life.

Wesco has preliminarily ascribed the following values and estimated useful lives to the identifiable intangible assets (dollars in thousands):

Type of Identifiable Intangible Assets	Preliminary Fair Values	Estimated Useful Life
Definite-lived intangible assets:
Customer relationships	$77,400	15 Years
Technology	32,400	10 Years
Trademark	15,200	15 Years

Preliminary fair value of identifiable intangible assets	$125,000

The table below (in thousands) illustrates the effect of a 10% increase or decrease to the preliminary fair values of the acquired intangible assets. Such increases or decreases would result in a corresponding offsetting and equal change in the preliminary value of goodwill.

Customer Relationships	$7,740
Technology	3,240
Trademark	1,520

An increase or decrease of 10% to the preliminary fair values of the acquired intangible assets would result in a corresponding increase or decrease to amortization expense of $470 for the six months ended March 31, 2014.

Historically, Haas has calculated depreciation on a straight-line method using the following useful economic lives:

Years
Machinery and equipment	5 – 15
Furniture and fixtures	3 – 15
Computer equipment	3 – 5
Software	3 – 5
Leasehold Improvements	3 – 15

Management has assumed that the historical carrying value of the property and equipment, with the exception of internally developed software, equate to their fair value. Internally developed software has been stepped up to its fair value of $41,770, of which $9,413 is included within property and equipment. An additional expense of $135 was recorded as a pro forma adjustment for the six months ended March 31, 2014 to account for the property and equipment step up in value. Depreciation was calculated using an average useful economic life of six years and on a straight-line basis.

(c) Cost of Sales

Haas identified approximately $9,000 of contracts which have a lower-than-market margin associated with the terms of the contract. These contracts were determined to have a weighted average life of three years.

The pro forma adjustment to cost of sales of $1,250 is attributed to the accretion of the step up in value for the liability associated with lower-than-market contracts recorded during the six months ended March 31, 2014.

(d) Amortization Expense

Represents adjustments to give pro forma effect to the following as if the Haas acquisition had occurred on October 1, 2013 (in thousands):

Six months ended March 31, 2014
Amortization of intangibles (1)	$3,921
Elimination of historical amortization of intangibles	(3,121)
Total pro forma adjustments	$800

(1)         Assumes total intangible assets of $125,000 amortized over ten to fifteen years using the straight-line method, or a pattern in which the assets’ economic benefits are consumed.

(e) Interest Expense

Reflects changes in interest expense for debt issued in connection with the acquisition of Haas (in thousands):

Six months ended March 31, 2014
Term Loan B Facility issued (1)	$7,109
Credit facility borrowings (2)	401
Debt issuance costs (3)	605

Pro forma interest expense	8,115
Less historical interest expense on debt retired and extinguishment of remaining deferred financing cost	(7,638)

Total pro forma adjustment	$477

(1)         The borrowings under the Term Loan B Facility bear interest, with a margin of 2.50% per annum for Eurocurrency loans (subject to a minimum Eurocurrency rate floor of 0.75% per annum) or 1.50% per annum for ABR loans (subject to a minimum ABR floor of 1.75% per annum) at Wesco’s option. The pro forma adjustments to interest expense attributable to the Term Loan B facility borrowings for the six months ended March 31, 2014 were $7,109 and assumed an interest rate of 3.25%.

(2)         The borrowings under the Revolving Facility bear interest based on the ABR (defined as Prime Rate plus an applicable margin rate ranging from 0.75%-1.50%), or Eurodollar (defined as London Inter-Bank Offer Rate (“LIBOR”) rates plus an applicable margin rate ranging from 1.75%-2.50%), at Wesco’s option. The applicable margin rates are indexed to Wesco’s Consolidated Total Leverage Ratio (as such ratio is defined in Wesco’s senior secured credit facilities) adjusted each reporting period based on operating results. The pro forma adjustments to interest expense attributable to the Revolving Facility borrowings for the six months ended March 31, 2014 were $401 and assumed an interest rate of 3.25%.

(3)         Assumes total capitalized debt issuance costs of $10,161 being amortized using the straight line method over a five-year period.

The interest rates used to calculate pro forma interest expense on these debt facilities ranged from 2.41% to 3.25%. A 1/8th variance in interest rates would change pro forma interest expense by $21 for the six months ended March 31, 2014. The change in interest rate would only effect the interest expense associated with the Revolving Facility.  The borrowings under the Term Loan B Facility would not change due to the Eurocurrency rate floor of 0.75% and the current LIBOR rate of 0.16%.

(f) Management Fees

Management fees in the amount of $263 were charged by Haas’ primary shareholder for the six months ended March 31, 2014. These costs are not expected to occur going forward based on the new ownership structure.

(g) Provision for Income Taxes

Income tax benefit has been provided for the income tax effect of the pro forma adjustments to the unaudited pro forma condensed combined statement of earnings and income at an estimated rate of 11.9%, which reflects certain adjustment items that may not be deductible for tax purposes.